EXHIBIT 5.1

March 21, 2007

Boardwalk Pipeline Partners, LP
Boardwalk Pipelines, LP
3800 Frederica Street
Owensboro, KY 42301

Ladies and Gentlemen:

We have acted as counsel to Boardwalk Pipeline Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with (i) the offer and sale by the Partnership 8,000,000 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to an Underwriting Agreement, dated as of March 19, 2007, as amended on March 20, 2007 (the “Underwriting Agreement”) among Lehman Brothers Inc. (the “Underwriter”), the Partnership, Boardwalk GP, LP, a Delaware limited liability company and the general partner of the Partnership and Boardwalk GP, LLC Buckeye GP LLC, a Delaware limited liability company and the general partner of Boardwalk GP, LP (the “General Partner”) (ii) the filing of the Registration Statement on Form S-3 (Registration No. 333-141058) (the “Registration Statement”) and the Prospectus dated March 5, 2007 included therein (the “Base Prospectus”) by the Partnership under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Common Units are registered. On March 21, 2007, the Partnership filed with the SEC the Base Prospectus and a prospectus supplement dated March 19, 2007 (the “Prospectus Supplement”) pursuant to Rule 424(b) promulgated under the Act..

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus, (ii) the Prospectus Supplement, (iii) the Partnership’s Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that when the Common Units have been issued and delivered in accordance with the terms of the Underwriting Agreement approved by the Partnership upon payment of the consideration therefor provided for therein, such Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable.

The opinion expressed is limited in all respects to the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act the laws of the State of New York and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.